UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15
          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
                              SECTION 12(g) OF THE
          SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                          REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 5-78174

                                ZEON Corporation
             (Exact name of registrant as specified in its charter)


                                ZEON Corporation
                               1500 Cherry Street
                           Louisville, Colorado 80027
                               Phone: 303-666-9400
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, no par value
            (Title of each class of securities covered by this Form)

                                      None
             (Titles of all other classes of securities for which a
                   duty to file reports under section 13(a) or
                                 15(d) remains)

 Please place an X in the boxes) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

--------------------------------------------------------------------------------
            Rule 12g-4(a)(1)(i) [ ]          Rule 12h-3(b)(1)(i) [x]
--------------------------------------------------------------------------------
            Rule 12g-4(a)(1)(ii)[ ]          Rule 12h-3(b)(l)(ii)[x]
--------------------------------------------------------------------------------
            Rule 12g-4(a)(2)(i) [ ]          Rule 12h-3(b)(2)(i) [ ]
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            Rule 12g-4(a)(2)(ii)[ ]          Rule 12h-3(b)(2)(ii)[ ]
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            Rule 15d-6  [ ]
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

Approximate  number of holders of record as of the certification or notice date:
49

Pursuant to the requirements of the Securities Exchange Act of 1934, ZEON Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 6, 2002

By:/s/ T. Bryan Alu
   --------------------
T. Bryan Alu, President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.